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      [Letterhead of Merrill Lynch, Pierce, Fenner & Smith Incorporated]

                                                    January 9, 1995

Board of Directors
Transco Energy Company
2800 Post Oak Blvd., 21st Floor
Houston, Texas   77056

Ladies and Gentlemen:

     Transco Energy Company (the "Company"), The Williams Companies, Inc. (the "Acquiror") and WC Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger dated as of December 12, 1994 (the "Agreement") pursuant to which the Acquiror has commenced a tender offer (the "Offer") for up to 60% of the outstanding shares of the Company's common stock, par value $0.50 per share (the "Shares"), and attached Company Rights, at $17.50 per Share (and attached Company Right), net to the seller in cash, subject to certain conditions, including the Minimum Condition that at least 51% of the outstanding Shares have been validly tendered and not withdrawn. The Offer was commenced on December 16, 1994 and is expected to expire on January 17, 1995. The Agreement also provides that, following consummation of the Offer, Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which (i) each remaining Share will be converted into the right to receive the Conversion Number of shares of common stock, $1.00 par value, of the Acquiror (the "Acquiror Shares"), together with one-half of the Conversion Number of an attached Parent Right, and cash, if any, in the amount of the Per Share Cash Amount, (ii) each outstanding share of Cumulative Convertible Preferred Stock, $4.75 Series, of the Company (the "Company $4.75 Preferred Stock") will be converted into one share of $4.75 Series Cumulative Convertible Preferred Stock of Acquiror (the "Acquiror $4.75 Preferred Stock") initially convertible into 0.5588 of an Acquiror Share and
(iii) each outstanding share of Cumulative Convertible Preferred Stock, $3.50 Series, of the Company (the "Company $3.50 Preferred Stock" and, together with the Company $4.75 Preferred Stock, the "Company Preferred Stock") will be converted into one share of $3.50 Series Cumulative Convertible Preferred Stock of Acquiror (the "Acquiror $3.50 Preferred Stock") initially convertible into
1.5625 Acquiror Shares. In connection with the Offer and the Merger, the Company has also entered into a Stock Option Agreement dated as of December 12, 1994 (the "Stock Option Agreement") with the Acquiror pursuant to which the Company has granted the Acquiror an option to purchase up to 7,500,000 Shares at an exercise price of $ 17.50 per Share, representing approximately 15.5% of the total Shares outstanding (assuming issuance of such 7,500,000 Shares), with respect to which the
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Company may, upon exercise thereof, elect to cancel the option in lieu of delivering Shares by making a cash payment to the Acquiror in an amount not to exceed $2.00 per option Share. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the meanings ascribed to such terms in the Agreement.

     You have asked us whether, in our opinion, the consideration to be received by the holders of the Shares and the Company Preferred Stock other than the Acquiror and its affiliates in the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view as of the date hereof.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30, 1994, and the Company's Forms 8-K dated September 23, 1992, July 6, 1993, July 14, 1993, October 25, 1993 and
          April 7, 1994;

     (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, the Acquiror's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30, 1994, and the Acquiror's Form 8-K dated August 22, 1994;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

     (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses, assets, liabilities and prospects;

     (5) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company, and reviewed certain market prices and trading activity for the Company Preferred Stock;

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     (6)  Reviewed the historical market prices and trading activity for the
          Acquiror Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Acquiror, and reviewed the Acquiror's stock repurchase program and its effect on the historical market prices and trading activity for the Acquiror Shares;

     (7) Compared the results of operations of the Company and the Acquiror with that of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

     (8) Compared the financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (9) Reviewed the Agreement, including the forms of Certificate of Designation, Preferences and Rights of the Acquiror $4.75 Preferred Stock and the Acquiror $3.50 Preferred Stock attached as exhibits thereto;

     (10) Reviewed the Stock Option Agreement; and

     (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company or the Acquiror. With respect to the financial forecasts furnished by the Company and the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be.

     In connection with the transactions contemplated by the Agreement, we have not been requested by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

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     We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In the ordinary course of business, we engage in trading the securities of the Company and the Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Shares and the Company Preferred Stock other than the Acquiror and its affiliates pursuant to the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view.


                         Very truly yours,

                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                       INCORPORATED


                         By /s/Richard K. Gordon
                           --------------------------------
                              Richard K. Gordon
                              Vice Chairman
                              Investment Banking Group
                              Merrill Lynch & Co.


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